Exhibit 4.1

DEFERRED COMPENSATION PLAN

FOR CERTAIN EMPLOYEES

OF

JOHN HANCOCK

(Effective January 1, 2017)

ARTICLE I

DEFERRAL OF COMPENSATION

1.1     PURPOSE. This Deferred Compensation Plan for Certain Employees of John Hancock is adopted by Manu life Financial Corporation (the “Company”) in order to allow a select group of management or highly compensated employees of its Participating Affiliates (each such Participating Affiliate being defined as the “employer’’ in the appropriate context) who satisfy the eligibility provisions set forth in Section 1.2 below, to defer the receipt of part of his or her Compensation to some future date. The Participating Affiliates are John Hancock Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, Hancock Natural Resource Group, Inc., and other affiliates chosen by the Plan Administrator to participate as an employer in the Plan. The Plan is intended to comply with the provisions of Code Section 409A and is to be interpreted by the Company, or its designated affiliate, consistent with this purpose.

The effective date of this Plan document is January 1, 2017. The Plan Year means the calendar year.

1.2

ELIGIBILITY. An active employee of a Participating Affiliate who, at the commencement of the enrollment period described in Section 1.4, is either (a) a salaried employee who is an Assistant Vice President (“AVP”), or AVP equivalent, or above, or (b) an employee sales personnel who, during the current Plan Year, earns eligible compensation as defined in Section 1.3 including sales incentives or commissions, as applicable, in excess of the compensation limit within the meaning of Section 401 (a)(17) of the Internal Revenue Code of 1986, as amended, and who is reasonably expected to continue to earn eligible compensation at or above that level during the subsequent Plan Year (each such employee referred to herein as an “Eligible Employee”) is eligible to participate in the Plan. Employees who are on severance at the time of these deadlines are not eligible to participate in the Plan. An Eligible Employee may participate in the Plan by executing an irrevocable election as set forth below. “Participant” shall refer to any Eligible Employee who executes such an irrevocable election. For an employee who no longer qualifies as an Eligible Employee, as defined above, (a) such employee will no longer be eligible to elect to defer Compensation under the Plan until he or she, again becomes an Eligible Employee; (b) during the year in which eligibility is lost, any deferral elections for such year will continue to apply; and (c) amounts previously deferred under the Plan will be paid based on the elections made by such employee and the terms of the Plan.

Newly hired employees, rehired employees, transferred employees, employees who become eligible as a result of promotion to an Assistant Vice President, AVP equivalent, or above, or employees who again become eligible after previously losing his or her eligibility, shall be eligible to participate in the Plan as of the first day of the second month next following his or her date of hire, transfer, or entry into the eligible class. Eligible employee sales personnel are not eligible to enter the Plan until the next annual enrollment period following their becoming an eligible sales employee.

1.3     COMPENSATION ELIGIBLE FOR DEFERRAL. As used herein, Compensation means total basic salary, sales incentives, bonuses paid to the employee pursuant to a formal incentive plan or formal sales incentive plan, or paid “in lieu of” a salary increase during the annual merit cycle, Restricted Share Unit (“RSU”) or Performance Share Unit (“PSU”) payments as determined by the Company, or its designated affiliate, in its absolute discretion, and, for Eligible Employees of HNRG, annual bonuses and performance bonuses, and shall include the contributions made by the Eligible Employee under the MFC Global Share Ownership Plan; but shall not include (i) severance pay, (ii) any other “extra” compensation from his employer, (iii) gains from, or realized pursuant to, the exercise of options granted under the MFC Executive Stock Option Plan, (iv) reimbursed expenses, (v) excess life insurance premiums or any other items not constituting direct compensation for services, (vi) any bonuses paid post-employment to employees because of the severance of such employee, and (vii) payments to, or benefits under, this Plan (except as specifically provided by Section 2.1 (b)) or any other public or private employee benefit plan (other than the salary deferral contribution referenced above). Notwithstanding anything above, Compensation eligible for deferral under this Plan shall only include compensation that is paid on a US payroll and is considered United States source income under the Internal Revenue Code of 1986, as amended.

1.4     DEFERRAL ELECTION.

(a)     Bonus Election: With respect to remuneration that is “performance-based compensation” as defined in Code Section 409A(a)(4)(B)(iii), and related regulations and is designated as an “Eligible Bonus” by the Company, or its designated affiliate, and which relates to services performed during a performance period at least 12 months in length, an Eligible Employee may, on or before June 30th of a Plan Year, make an irrevocable election, on a form provided by the Company, to defer his or her Eligible Bonus which is earned during the current Plan Year and which becomes payable during the first quarter of the following Plan Year.

For purposes of this Section 1.4(a), any PSARs awarded by HNRG to its Eligible Employees that qualifies as “performance-based compensation” as described above, shall be considered an Eligible Bonus and an irrevocable election to defer can be made on or before June 30th of a Plan Year with respect to any such PSAR which is earned during the current Plan Year and which becomes payable during any of the next three calendar years.

With respect to RSU and PSU grants that qualify as “performance-based compensation” as described above, an Eligible Employee may, on or before the date that is at least 6 months prior to the last date of the performance period relating to such RSU or PSU grants, make an irrevocable election, on a form provided by the Company, or its designated affiliate, to defer payment of his or her units if such RSU or PSU grant would otherwise be payable to the Eligible Employee if he or she is actively employed at the time of the RSU or PSU pay out according to the RSU or PSU grant agreement schedule. Any payments under the RSU or PSU grant agreement (including any amounts that are elected to be deferred under this Section 1.4(a) are subject to the terms of the RSU or PSU grant agreement, respectively.

(b)     Salary, Sales Incentive, RSU and PSU Election: With respect to other Salary/Sales Incentive payments and any other remuneration that is not “performance-based compensation” as described above, an Eligible Employee may, on or before November 30th of a Plan Year, make an irrevocable election, on a form provided by the Company, or its designated affiliate, to defer his or her salary/sales incentives which is earned during the subsequent Plan Year.

(c)     A Participant’s election of deferral under Sections (a) and (b), above, shall continue in effect until the end of the Plan Year to which the election applies.

(d)     Newly Eligible Employees: In the case of the first Plan Year in which an individual becomes eligible to participate in the Plan (or any other plan of the same type, as defined in Proposed Treasury Regulation Section 1.409A-1) under the second paragraph of Section 1.2, such election may be made within 30 days after the participant becomes eligible to participate in the Plan and with respect to services to be performed after the election. Such election shall only apply to Compensation earned after the date of the election including the pro rata portion of any performance-based compensation earned during the period following the date of the election. Eligible employee sales personnel are not eligible to enter into the Plan until the next annual enrollment period following their becoming an eligible sales employee

1.5     AMOUNT OF DEFERRAL. Each Eligible Employee may elect to defer either a whole percentage, not in excess of 90%, of base salary and sales incentives, a whole percentage, not in excess of 100%, of annual bonus or PSAR, or a whole percentage, not in excess of 100%, of any RSU’s or PSU’s, or any combination thereof.

1.6     DEFERRAL ACCOUNTS. Each Eligible Employee who elects a deferral in accordance with Section 1.4 shall have a Deferral Account established on his or her behalf and each such Deferral Account shall be made up of subaccounts each containing the separate type of compensation deferred for each year of such election, plus or minus any adjustments to such subaccount based on the investment elections made by the Participant with respect to such subaccount under Section 3.1.

ARTICLE II

DISTRIBUTION OF DEFERRED COMPENSATION

2.1     DISTRIBUTION ELECTION.

(a) Designated Date Distributions.

With respect to each subaccount established under Section 1.6, an Eligible Employee may, coincident with the deferral election establishing such subaccount as described in Section 1.4, make an election, on a form provided by the Company, or its designated affiliate, to receive the total amount of such subaccount in a lump sum or annual installments of 5, 10, 15, or 20 years, beginning in January of a year of the Participant’s choosing (the “Designated Distribution Date”), provided that the minimum deferral period shall be at least three years.

(b) Separation from Service Distribution Elections.

To the extent that an Eligible Employee did not make a Designated Date Distribution election for any subaccount, an Eligible Employee may, coincident with the deferral election for such subaccount as described in Section 1.4, make an election, on a form provided by the Company, or its designated affiliate, to receive such subaccount either in a lump sum or in annual installments over 5, 10, 15, or 20 years, payable or commencing on the Payment Commencement Date (as defined in Section 2.1 (c)) following the Participant’s separation from service as an employee of the Company and any of its subsidiaries or affiliates for any reason, including retirement. For purposes of this Plan, a separation from service is determined in accordance with the provisions of Treasury Regulation Section 1.409A-1 (h), except that a separation from service will be deemed to have occurred if it is expected the Participant will perform services at a level that is less than 50% of the average level of his services performed over the immediately preceding twelve months.

Notwithstanding the above, an Eligible Employee may make a combined distribution election that provides for a distribution of a subaccount upon the occurrence of the earlier of a Designated Date Distribution or a Separation from Service Distribution.

(c) General Rules.

If a Participant does not file any election under Sections 2.1 (a) or 2.1 (b) with respect to a subaccount, such subaccount shall be paid on the Payment Commencement Date in the form of a lump sum.

For purposes of this Section 2.1, the Payment Commencement Date is a date in the January of the year following the date that is six months after the Participant had a separation from service. Notwithstanding the above, the Payment Commencement Date for a Participant who has an involuntary separation from service which results in his being eligible for benefits under a John Hancock sponsored severance pay plan, is the first payroll cycle following the first of the month next following the date that is six months after the Participant had an involuntary separation from service.

If a Participant does not make a either a Designated Date Distribution election or a Separation from Service Distribution election for any subaccount at the time of his deferral election under Section 1.4 for such subaccount or if a Participant wants to change any such election, he or she may elect, at any time that is at least 12 months prior to the Payment Commencement Date or Designated Distribution Date, as applicable, on a form provided by the Company, or its designated affiliate, elect to receive any such subaccount in a lump sum or in annual installments over 5, 10, 15, or 20 years, except that no such lump sum or annual installment will occur or commence until at least 5 years from the Payment Commencement Date, or Designated Distribution Date, as applicable, that would otherwise apply for such subaccount. Any election made under this paragraph to change the timing or form of distribution is not effective until 12 months after the date the election is made.

For purposes of determining the amount payable each year under the annual installment payment method, such amount shall be determined by dividing the value of the Participant’s subaccount as of the first business day of the applicable calendar year by a number, which number is determined by using the number of annual installments selected by the Participant with respect to such subaccount and reducing it by the number of annual installments made prior to that calendar year. The last installment payable shall be equal to the entire remaining balance standing to the Participant’s credit in his or her subaccount.

Except for payments made under Designated Date Distribution Election under Section 2.1 (a), in the event a Participant has a separation from the service from the Company or an affiliate and is subsequently rehired, any payments due under the method selected by the employee shall continue to be made. For purposes of determining the compensation of such a rehired employee that is eligible to be deferred under the Plan, payments made pursuant to this Plan shall not count as compensation that is eligible for deferral.

(d) Transitional Election under Code Section 409A.

Notwithstanding anything in this Section 2.1 to the contrary, for a Participant who submitted a timely election with the Company as provided by the Company and in accordance with the transitional election procedures under Code Section 409A, the form of benefit payable to the Participant shall be the form so elected by the Participant on such transition election, except that the first payment under any such election option that is a separation from service election shall not commence until the January next following the sixth month anniversary of such Participant’s separation from service and that the three year minimum deferral rule of Section 2.1 (a) shall not apply solely with respect to this transitional election.

2.2     BENEFICIARIES; PAYMENT ON DEATH. A Participant may designate on a form provided by the Company, or its designated affiliate, a beneficiary or beneficiaries to receive upon the Participant’s death any unpaid amounts credited to the Participant’s Deferral Account. At any time, and from time to time, a Participant may change or revoke his or her beneficiary designation without the consent of any beneficiary. Any such designation, change or revocation must be made by executing a new beneficiary designation form and filing such form with the Company, or its designated affiliate. If the Participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the Participant designates otherwise. Upon the Participant’s death, any portion of the Participant’s Deferral Account will be paid to the Participant’s designated beneficiary or beneficiaries, or if no such beneficiary has been designated, to his or her estate, in the form of a lump sum, as soon as practicable following the death of the Participant, but in no event later than 90 days after the death of the Participant.

2.3     PERMANENT DISABILITY. If a Participant becomes permanently disabled any unpaid amounts credited to his Deferral Account shall be paid in a lump sum as soon as practicable after the occurrence of such disability, but in no event later than 90 days following the occurrence of such disability.

For purposes of this Section 2.3, a Participant shall be considered permanently disabled if the Participant’s physical or mental incapacity to perform the duties of his own occupation due to illness or disease would qualify him for long term disability benefits under the Disability Plan. In the case of a Participant not eligible for benefits under the Disability Plan, the determination of Disability status and whether benefits would be payable under the Disability Plan shall be made by the Company based on the standard and terms then in effect under the Disability Plan. For this purpose, the Disability Plan is the long-term disability coverage provided through the John Hancock Employee Welfare Plan.

2.4     CASH OUT OF SMALL BENEFITS. Notwithstanding Sections 1.4 or 2.1 hereof, if a Participant’s total Deferral Account value under this Plan and any other voluntary non-qualified plan maintained by the Company or any affiliate at the time of his separation from service is equal to or less than $100,000, the Participant’s Deferral Account value will be paid to the Participant on the Payment Commencement Date in a single lump sum payment.

2.5     DOMESTIC RELATIONS ORDERS. Notwithstanding anything herein to the contrary, an employer will comply with the terms of any domestic relations order it receives with respect to any participant’s account under the Plan that the employer, in its sole discretion, determines satisfies the requirements of a qualified domestic relations order, as defined in Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended. Upon the receipt of any such domestic relations order, if required by the order, the Participant’s Deferral Account will be split between the Participant and the alternative payee. Upon such split and going forward, the alternative payee, and not the Participant, will have investment authority or the alternative payee’s account, as set forth in Article Ill. Payments to the alternative payee will not occur until prior to such time as benefits are payable to the Participant. The timing and form of distributions to the alternative payee will be the same as the timing and form of distributions to the Participant and will be subject to any restrictions that are applicable to the Participant’s account, in accordance with the terms of the Plan.

ARTICLE Ill

ADJUSTMENTS TO DEFERRED AMOUNTS

3.1     The Company, or its designated affiliate, will adjust the Deferred Amounts in a Participant’s Account as if the funds deferred hereunder had been credited to a Participant’s Account and subsequently thereafter had been invested by the Company in one or more investment options designated by the Company, or its designated affiliate, (which options are listed on the attached Schedule A) and selected by the Participant. The Company, or its designated affiliate, shall have the right in its sole discretion to amend Schedule A from time to time, provided that any such amendment shall apply on a prospective basis. The Deferral Account shall be adjusted to reflect interest, dividends and other distributions, loading or similar charges or fees, and increases or decreases in market value which would have resulted had funds equal to the balance of the Deferral Account been so invested by the Company. Nothing herein shall obligate the Company or any employer to purchase any securities or other property listed on the attached Schedule A. The Company, or its designated affiliate, may, in its sole discretion, restrict the ability of a Participant to change investment options to any extent it deems reasonable.

A Participant shall have the right to change his or her election of the hypothetical investments used to value his Deferral Account at such time and pursuant to such procedures as the Company, or its designated affiliate, may establish from time to time. Any such change shall become effective on a date specified by the Company, or its designated affiliate, following the date of the receipt of such new election by the Company, or its designated affiliate. The balance of the Participant’s Deferral Account and amounts deferred subsequent to the effective date of the change shall then be adjusted in accordance with the Participant’s new election.

Amounts deferred under the Plan and any earnings thereon, as described in this Article Ill, shall be credited to specified subaccounts established on behalf of each Participant and as described in Section 1.6. Each subaccount shall be a mere bookkeeping account subject to the provisions of Section 5.2.

ARTICLE IV

UNFORESEEABLE EMERGENCY PROVISIONS

4.1     UNFORESEEABLE EMERGENCY DISTRIBUTION. An unforeseeable emergency distribution may be paid from a Deferral Account upon a finding by the Company, or its designated affiliate, that a Participant has incurred an unforeseeable emergency, as defined below. The determination of an unforeseeable emergency shall be determined by the Company, or its designated affiliate, in its sole discretion. The amount of an unforeseeable emergency distribution may not exceed the amounts reasonably necessary to meet the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Up to 100% of a Participant’s Deferral Account may be paid as an unforeseeable emergency distribution. The unforeseeable emergency distribution shall be made in a lump sum payment. Applications for unforeseeable emergency distributions shall be made in writing. Written proof of an unforeseeable emergency may be requested. The Company, or its designated affiliate, will also determine the date of payment for an unforeseeable emergency distribution. A Participant’s Deferral Account shall be reduced by the amount of any unforeseeable emergency distribution.

For purposes of this Section, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, or the Participant’s beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an unforeseeable emergency shall be made in accordance with the provisions of Treasury Regulation Section 1.409A-3 or other guidance issued by the Department of Treasury under Code Section 409A.

In the event that the Participant receives an unforeseeable emergency distribution under this Article IV or in the event that the Participant receives a hardship distribution under the terms of any 401 (k) plan sponsored by the Company or any of its affiliates, all current deferrals under this Plan shall cease.

ARTICLE V

GENERAL

5.1     PLAN AMENDMENT OR TERMINATION. The Company, or its designated affiliate, may amend the Plan at any time and authorizes the President of John Hancock Life Insurance Company (U.S.A.), or his designee, to make any changes of a technical nature that he deems appropriate to carry out the terms of the Plan. The Company may terminate the Plan at any time. Upon termination of the Plan, a Participant’s Deferral Account shall continue to be distributed in accordance with Article II.

5.2     NO RIGHT TO CORPORATE ASSETS. The Plan is intended to be a non-qualified, unfunded, deferred compensation plan. Neither the Company nor any employer will be required to reserve, segregate, or deposit any funds or assets of any kind to meet the obligations hereunder. Nothing in this Plan will give a Participant, a Participant’s beneficiary or any other person any equity or other interest in the assets of the Company or any employer, or create a trust of any kind or a fiduciary relationship of any kind between the Company or its affiliates and any such person. Any rights that a Participant, beneficiary or other person may have under this Plan shall not be assignable by any such person. Nothing contained herein shall prevent the Company or any employer, in its sole discretion, from establishing a trust, including a so-called rabbi trust, for the purpose of providing for the payment of obligations arising under the Plan. The assets of such trust shall remain subject to the claims of the creditors of the grantor, and no Participant shall have any interest in the assets of such trust. Neither the Company nor any employer shall have any further obligation with respect to amounts paid from any such trust.

5.3     LIMITATION ON RIGHTS CREATED BY PLAN. Nothing in this Plan will give a Participant any right to continue as an employee of the Company or any affiliate.

5.4     INTERPRETATION. This Plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

5.5     ADMINISTRATION. The Company, or its designated affiliate, is the plan administrator with discretionary authority to interpret the Plan. The Company, or its designated affiliate, may adopt any rules and procedures it deems appropriate to provide for the orderly and efficient administration of the Plan.

5.6     MISCELLANEOUS

A.     Benefits provided hereunder to a Participant or his beneficiary will be subject to withholding of income and other taxes to the extent required by law.

B.     Any payment payable under this Plan to an incompetent person may be made, at the sole discretion of the Company, or its designated affiliate, to such person’s guardian or an institution caring for such person. Such payment to a guardian or institution shall be a full discharge of the Employer’s obligation under the Plan to the Participant or beneficiary with respect to any amount so paid.

C.     The Company, or its designated affiliate, may make equitable adjustments under this Plan from time to time, including retroactive adjustments to correct mathematical, accounting, or factual errors made in good faith by the Company, or its designated affiliate or a Participant. Any such adjustments by the Company, or its designated affiliate will be final and binding on all Participants and beneficiaries.

D.     The Company, or its designated affiliate shall provide to each Participant who has made a deferral election hereunder no less frequently than annually an accounting statement which indicates the amount due under this Plan.

E.     Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

F.     Headings and titles are for convenience only, and the text will control in all matters.

5.7     CLAIMS FOR BENEFITS

A.     Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Company or its designee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

B.     Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Company or its designee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

C.     Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Company or its designee and will clearly set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

D.     Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Company or its designee for a full and fair review of the denied claim by filing a written notice of appeal with the Company or its designee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

E.     Decision Upon Review. The Company or its designee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth: (i) the specific reason or reasons for the adverse determination; (ii) specific reference to pertinent Plan provisions on which the adverse determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Company’s or its designee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Company or its designee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

F.     Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section 6. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

G.     Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Company or its designee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

IN WITNESS WHEREOF, the Company has caused this restatement to be executed by its duly authorized officer effective as of January 1, 2017

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Craig Bromley
Craig Bromley
President

Executed on	12/22/2016
Date

FIRST AMENDMENT TO THE

DEFERRED COMPENSATION PLAN FOR CERTAIN EMPLOYEES OF JOHN

HANCOCK

(Effective January 1, 2017)

Whereas, the Company intends to amend the Deferred Compensation Plan for Certain Employees of John Hancock (“Plan”) to reflect the change in name of participating employer to Manulife Investment Management Timberland and Agriculture Inc (formerly Hancock Natural Resource Group, Inc.) and its U.S. wholly owned subsidiaries effective November 15, 2021. The following Plan section is hereby amended:

Participating Employers

Section 1.1 is hereby restated:

1.1     PURPOSE. This Deferred Compensation Plan for Certain Employees of John Hancock is adopted by Manulife Financial Corporation (the “Company”) in order to allow a select group of management or highly compensated employees of its Participating Affiliates (each such Participating Affiliate being defined as the “employer” in the appropriate context) who satisfy the eligibility provisions set forth in Section 1.2 below, to defer the receipt of part of his or her Compensation to some future date. The Participating Affiliates are John Hancock Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, Manulife Investment Management Timberland and Agriculture Inc (and its U.S. wholly owned subsidiaries), and other affiliates chosen by the Plan Administrator to participate as an employer in the Plan. The Plan is intended to comply with the provisions of Code Section 409A and is to be interpreted by the Company, or its designated affiliate, consistent with this purpose.

/s/ Marianne Harrison	12/16/2021
Marianne Harrison	Date
President
John Hancock Life Insurance Company (U.S.A.)